UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2024

NEVRO CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36715	56-2568057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Bridge Parkway

Redwood City, CA 94065

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 251-0005

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NVRO	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 5, 2024, the Board of Directors (the “Board”) of Nevro Corp. (the “Company”) appointed Christofer Christoforou as Chief Operating Officer of the Company, effective May 15, 2024 (the “Appointment Date”).

Prior to his appointment as Chief Operating Officer, Mr. Christoforou, 54, served as the Company’s Senior Vice President of Technical Operations. Mr. Christoforou has been with the Company since June 2016. From December 2014 to July 2016, Mr. Christoforou served as Vice President, Quality Engineering at Thoratec, a medical device company where he oversaw the operational, design and supplier quality engineering functions. From October 1999 to December 2014, Mr. Christoforou served in several leadership positions of increasing levels of responsibility at Thoratec. From August 1993 to February 1999, Mr. Christoforou served as a Manager of Engineering and various Engineering positions for United States Surgical Corporation, a producer of tools for use in surgery. Mr. Christoforou received a B.S. in Biomedical Engineering from Boston University and a M.S. in Biomedical Engineering from The Johns Hopkins University in Maryland.

Under the terms of an offer letter (the “Offer Letter”) entered into with Mr. Christoforou, he will be paid an annual base salary of $452,000 and have the opportunity to earn an annual performance bonus targeted at 60% of his annual base salary. In addition, Mr. Christoforou will enter into an Indemnification Agreement based on the form previously approved by the Board and entered into with the Company’s other executive officers.

The Offer Letter provides for the Company to grant Mr. Christoforou a number of restricted stock units (“RSUs”) determined by dividing $350,000 by the trailing 30-day average closing price of the Company’s common stock as reported by the New York Stock Exchange (the “NYSE”) on the grant date (the “RSU Award”). The Offer Letter also provides for the Company to grant Mr. Christoforou a number of performance stock units (“PSUs”) determined by dividing $150,000 by the trailing 30-day average closing price of the Company’s common stock as reported by the NYSE on the grant date (the “PSU Award”). One third of the RSU Award will vest on the one year anniversary of the Appointment Date (the “Anniversary Date), one-twelfth of the original number of RSUs will vest on the three month anniversary of the Anniversary Date (such three month anniversary or any subsequent three-month anniversary thereafter referred to as a “Quarterly Anniversary”) and one-twelfth of the original number of RSUs will vest on each of the seven subsequent Quarterly Anniversaries, such that all RSUs will have vested on the third anniversary of Appointment Date. The foregoing vesting is subject to Mr. Christoforou’s continuous service through the applicable vesting date. The PSU Award provides for Mr. Christoforou to receive up to two shares of Company common stock per PSU based on achievement of performance criteria established by the Compensation Committee of the Board related to total shareholder return and cumulative revenue over a two year period and will vest in two substantially equal installments on the second and third anniversary of the grant date, subject to achievement of the associated performance criteria and his continuous service through the applicable vesting dates.

The foregoing summary of the material terms of Mr. Christoforou’s employment with the Company is qualified by the actual terms of the Offer Letter, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the three months ending June 30, 2024 and are incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVRO CORP.

Date: May 9, 2024	By:	/s/ Roderick H. MacLeod
Roderick H. MacLeod Chief Financial Officer